                                                                    EXHIBIT 99.2

                           GENZYME MOLECULAR ONCOLOGY

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE(S)
                                                                                                          -------
I.    COMBINED FINANCIAL STATEMENTS:

      Report of Independent Accountants..................................................................   F-2

      Combined Statements of Operations for the Period from December 1, 1994 (Date of Inception)
        to December 31, 1994, for the Years Ended December 31, 1995 and 1996, Cumulative from
        December 1, 1994, (Date of Inception) to December 31, 1996, for the Three Months Ended
        March 31, 1996 and 1997 (unaudited) and Cumulative from December 1, 1994 (Date of Inception)
        to March 31, 1997 (unaudited) ...................................................................    F-3

      Combined Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)............    F-4

      Combined Statements of Cash Flows for the Period from December 1, 1994 (Date of Inception)
        to December 31, 1994, for the Years Ended December 31, 1995 and 1996, Cumulative from
        December 1, 1994 (Date of Inception) to December 31, 1996, for the Three Months Ended
        March 31, 1996 and 1997 (uaudited), Cumulative from December 1, 1994 (Date of Inception)
        to March 31, 1997 (unaudited)....................................................................    F-5

      Combined Statements of Division Equity for the Period from December 1, 1994 (Date of Inception)
       to December 31, 1994, for the Years Ended  December 31, 1995 and 1996 and for the Three Months
       Ended March 31, 1997 (unaudited) .................................................................    F-6

      Notes to Combined Financial Statements.............................................................    F-7

II.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                 F-17

III.  UNAUDITED PRO FORMA FINANCIAL STATEMENTS:

      INTRODUCTION.......................................................................................   F-20

      Pro Forma Combined Balance Sheets as of March 31, 1997.............................................   F-21

      Pro Forma Combined Statements of Operations for the Three Months Ended March 31, 1997..............   F-22

      Pro Forma Combined Statements of Operations for the Year Ended December 31, 1996...................   F-23

      Notes to Unaudited Pro Forma Financial Statements..................................................   F-24

                           GENZYME MOLECULAR ONCOLOGY

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GENZYME CORPORATION:

     We have audited the accompanying combined balance sheets of Genzyme Molecular Oncology (a development stage enterprise, as described in Note 1) as of December 31, 1995 and 1996 and the related combined statements of operations, cash flows and division equity for the period from December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996. The combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Genzyme Molecular Oncology (a development stage enterprise) as of December 31, 1995 and 1996 and the combined results of its operations and its cash flows for the period December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996, in conformity with generally accepted accounting principles.

     As more fully described in Note 1 to these financial statements, Genzyme Molecular Oncology (a development stage enterprise) is a business group of Genzyme Corporation; accordingly, the combined financial statements of Genzyme Molecular Oncology should be read in connection with the audited consolidated financial statements of Genzyme Corporation and subsidiaries, which are included in the Genzyme Corporation 1996 Annual Report on Form 10-K.





                                          /s/ Coopers & Lybrand L.L.P.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 7, 1997
Except for Note 7
as to which the date
is June 18, 1997

                           GENZYME MOLECULAR ONCOLOGY

                       COMBINED STATEMENTS OF OPERATIONS
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             (DOLLARS IN THOUSANDS)

                                            FOR THE                                        CUMULATIVE
                                            PERIOD                                            FROM
                                          DECEMBER 1,                                      DECEMBER 1,
                                         1994 (DATE OF      FOR THE         FOR THE       1994 (DATE OF
                                          INCEPTION)          YEAR            YEAR         INCEPTION)
                                            THROUGH          ENDED           ENDED           THROUGH
                                         DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                             1994             1995            1996            1996
                                         -------------    ------------    ------------    -------------
Operating Expenses:
  General and administrative...........      $  8            $  87          $   185          $   280
  Research and development.............        29              377              818            1,224
                                             ----            -----          -------          -------
  Total operating expenses.............        37              464            1,003            1,504
                                             ----            -----          -------          -------
Net loss...............................      $(37)           $(464)         $(1,003)         $(1,504)
                                             ====            =====          =======          =======
                                                                                    CUMULATIVE FROM
                                         FOR THE THREE       FOR THE THREE          DECEMBER 1, 1994
                                          MONTHS ENDED        MONTHS ENDED         (DATE OF INCEPTION)
                                         MARCH 31, 1996      MARCH 31, 1997      THROUGH MARCH 31, 1997
                                        ---------------      --------------      ----------------------
                                          (unaudited)          (unaudited)             (unaudited)
Operating Expenses:
  General and administrative...........      $  40                $ 109                  $   389
  Research and development.............        189                  518                    1,742
                                             -----                -----                  -------
  Total operating expenses.............        229                  627                    2,131
                                             -----                -----                  -------
Net loss...............................      $(229)               $(627)                 $(2,131)
                                             =====                =====                  =======




    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME MOLECULAR ONCOLOGY

                            COMBINED BALANCE SHEETS
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              ----------------       MARCH 31,
                                                               1996      1995          1997
                                                               ----      ----      ------------
                                                                                    (unaudited)
ASSETS
Other assets................................................  $    --    $  --         $  363
                                                              -------    -----         ------
  Total assets..............................................  $    --    $  --         $  363
                                                              =======    =====         ======
LIABILITIES AND DIVISION EQUITY

Current liabilities:
Due to Genzyme General......................................  $    --    $  --         $  363
                                                              -------    -----         ------
  Total current liabilities.................................       --       --            363

COMMITMENTS AND CONTINGENCIES (See notes 1, 3, 4 and 6)
DIVISION EQUITY
  Parent Company investment.................................    1,504      501          2,131
  Deficit accumulated during the development stage..........   (1,504)    (501)        (2,131)
                                                              -------    -----         ------
Total division equity.......................................        0        0              0
                                                              -------    -----         ------
Total liabilities and division equity.......................  $    --    $  --         $  363
                                                              =======    =====         ======


    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME MOLECULAR ONCOLOGY

                       COMBINED STATEMENTS OF CASH FLOWS
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             (DOLLARS IN THOUSANDS)

                                             FOR THE PERIOD                                 CUMULATIVE FROM
                                              DECEMBER 1,                                     DECEMBER 1,
                                                  1994                                           1994
                                                (DATE OF                                       (DATE OF
                                               INCEPTION)       FOR THE        FOR THE        INCEPTION)
                                                THROUGH        YEAR ENDED     YEAR ENDED        THROUGH
                                              DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                  1994            1995           1996            1996
                                             --------------   ------------   ------------   ---------------
OPERATING ACTIVITIES
Net loss...................................       $(37)          $(464)        $(1,003)         $(1,504)
                                                  ----           -----         -------          -------
Net cash used by operating activities......        (37)           (464)         (1,003)          (1,504)
FINANCING ACTIVITIES
Parent Company investment..................         37             464           1,003            1,504
                                                  ----           -----         -------          -------
CHANGE IN CASH.............................       $  0           $   0         $     0          $     0
                                                  ====           =====         =======          =======



                                                                                   CUMULATIVE FROM
                                             FOR THE THREE    FOR THE THREE       DECEMBER 1, 1994
                                              MONTHS ENDED     MONTHS ENDED      (DATE OF INCEPTION)
                                                MARCH 31,        MARCH 31,         THROUGH MARCH 31,
                                                 1996              1997                   1997
                                              -------------   -------------       -----------------
                                               (unaudited)     (unaudited)            (unaudited)
OPERATING ACTIVITIES
Net loss...................................     $(229)            $(627)                $(2,131)
                                                -----             -----                 -------
Net cash used by operating activities......      (229)             (627)                 (2,131)
FINANCING ACTIVITIES
Parent Company investment..................       229               627                   2,131
                                                -----             -----                 -------
CHANGE IN CASH.............................     $   0             $   0                 $     0
                                                =====             =====                 =======


    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME MOLECULAR ONCOLOGY

                     COMBINED STATEMENTS OF DIVISION EQUITY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             (DOLLARS IN THOUSANDS)

                                                                            DEFICIT
                                                                          ACCUMULATED
                                                              PARENT       DURING THE       TOTAL
                                                             COMPANY      DEVELOPMENT     DIVISION
                                                            INVESTMENT       STAGE         EQUITY
                                                            ----------    -----------     --------
BALANCE AT DECEMBER 1, 1994
  (DATE OF INCEPTION).....................................    $    0        $     0        $     0
Net loss..................................................        --            (37)           (37)
Parent Company Investment.................................        37             --             37
                                                              ------        -------        -------
BALANCE AT DECEMBER 31, 1994..............................        37            (37)             0
Net loss..................................................        --           (464)          (464)
Parent Company Investment.................................       464             --            464
                                                              ------        -------        -------
BALANCE AT DECEMBER 31, 1995..............................       501           (501)             0
Net loss..................................................        --         (1,003)        (1,003)
Parent Company Investment.................................     1,003             --          1,003
                                                              ------        -------        -------
BALANCE AT DECEMBER 31, 1996..............................     1,504         (1,504)             0
Net loss..................................................        --           (627)          (627)
Parent Company Investment.................................       627             --            627
                                                              ------        -------        -------
BALANCE AT MARCH 31, 1997 (UNAUDITED).....................    $2,131        $(2,131)       $     0
                                                              ======        =======        =======

    The accompanying notes are an integral part of these combined financial statements.

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


NOTE 1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES

BUSINESS

     Genzyme Molecular Oncology ("GMO"), a division of Genzyme Corporation (the "Company" or "Genzyme"), conducts research and development programs in the areas of molecular oncology and gene therapy for the treatment of cancer. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostic and therapeutic products and services based on molecular tools and genomics information. GMO on its own, and in combination with partners, will develop, manufacture and market technologically advanced products and services for the diagnosis, treatment and prevention of cancer. GMO operations under the existing Genzyme programs being combined to form GMO commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned.

BASIS OF PRESENTATION

     The combined financial statements of GMO include the balance sheets, results of operations, cash flows and division equity of Genzyme's molecular oncology operations, which were part of Genzyme General Division ("Genzyme General") during the periods presented. GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable (see Note 2).

     The financial statements for three months ended March 31, 1997 and 1996 are unaudited but include, in management's opinion, all adjustments (consisting of only normally recurring accruals) necessary for a fair presentation of the results for the periods presented.

     The stockholders of Genzyme and PharmaGenics, Inc. ("PharmaGenics") are being asked to approve a merger agreement between Genzyme and PharmaGenics (the "Merger Proposal", see also Note 7 "PharmaGenics Merger"). The merger agreement provides for the merger of PharmaGenics into Genzyme ("the Merger") in exchange for shares of a new Genzyme security to be designated Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). The GMO Stock is intended to reflect the value and track the performance of GMO.

     The stockholders of Genzyme are also being asked to approve the amendment and restatement of Genzyme's Restated Articles of Organization (the "Genzyme Charter") to (i) redesignate each of Genzyme's existing classes of common stock as a series of a single class of common stock and (ii) authorize 150,000,000 shares of undesignated common stock which may be issued from time to time by the Genzyme Board of Directors (the "Genzyme Board") in one or more additional series (the "Genzyme Charter Proposal").

     If the Genzyme Charter Proposal is approved and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the Merger Proposal and the Merger is completed, the Merger Proposal authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a separate class of Genzyme common stock. This capital structure has not been reflected in these financial statements because its creation is contingent upon approval by Genzyme's stockholders.

     If the Merger is completed, Genzyme will provide to holders of GMO Stock separate financial statements, management's discussion and analysis, descriptions of business and other relevant information for GMO. Notwithstanding the attribution of assets and liabilities, including contingent liabilities, between Genzyme General, Genzyme Tissue Repair Division ("GTR") and GMO for the purposes of preparing their respective financial statements, this attribution and the change in the capital structure of Genzyme contemplated by the Genzyme Charter Proposal will not affect legal title to such assets or responsibility for such liabilities of Genzyme or any of its subsidiaries. Holders of GMO Stock will be common stockholders of

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                        A DEVELOPMENT STAGE ENTERPRISE
              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


Genzyme, which will continue to be responsible for all of its liabilities. Liabilities or contingencies of Genzyme General, GTR or of GMO could affect the financial condition or results of operations of the other Divisions. Accordingly, the GMO combined financial statements should be read in connection with Genzyme's consolidated financial statements.

     Under the terms of the Genzyme Charter, dividends to be paid to the holders of GMO Stock will be limited to the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined in the Genzyme Charter. Although there is no requirement to do so, the Genzyme Board would declare and pay cash dividends on GMO Stock, if any, based primarily on earnings, financial condition, cash flow and business requirements of GMO. There is currently no intention of paying cash dividends.

     Except as otherwise provided in such policies, the management and accounting policies applicable to the presentation of the financial statements of GMO may be modified or rescinded at the sole discretion of the Genzyme Board without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements reflect the combined accounts of all of Genzyme's programs in the area of molecular oncology and Genzyme's rights under its agreements with third parties relating to gene therapies for the treatment of cancer. All material intercompany items and transactions have been eliminated in combination.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reporting of assets, liabilities, revenues, expenses and contingencies reported. Actual results could differ from these estimates.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

INCOME TAXES

     GMO uses the asset and liability method of accounting for income taxes. The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and the tax basis of assets and liabilities (see Note 2).

NET LOSS PER SHARE

     Historical loss per share information is omitted from the statements of operations as the GMO Stock was not part of the capital structure of Genzyme for the periods presented. Following issuance of the GMO Stock, the method of calculating earnings per share for GMO would reflect the terms of the Restated Articles of Organization, which provide that dividends may be declared and paid out of the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined. GMO would compute earnings (loss) per share by dividing the earnings attributable to GMO by the weighted average number of shares of GMO Stock and dilutive common stock equivalents outstanding during the applicable period. Earnings (loss) attributable to GMO would generally equal GMO's net income or (loss) for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, adjusted by the amount of tax benefits allocated to or from GMO pursuant to the management and

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                        A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
         THREE MONTH PERIODS ENDED MARCH 31,1997 AND 1996 IS UNAUDITED


accounting policies adopted by the Genzyme Board. The policies provide that, as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions without any compensating payment or allocation.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes a different method of computing net income per share than is currently required under the provisions of the Accounting Principles Board Opinion No. 15 ("APB 15"). Under SFAS No. 128, Genzyme will be required to present both basic net income (loss) per share and diluted net income (loss) per share attributable to GGD Stock, GTR Stock and GMO Stock (the principal difference being that common stock equivalents would not be considered in the computation of basic EPS). GMO Stock was not part of the capital structure of Genzyme for any of the periods presented in the financial statements to which these notes relate, therefore, when Genzyme adopted SFAS No. 128 in its fiscal quarter ending December 31, 1997 there will be no impact on the historical per share data.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Genzyme stockholders are being asked to approve amendments to the existing Genzyme 1990 Equity Incentive Plan (the "Equity Plan") and the 1988 Director Stock Option Plan (the "Director Stock Option Plan") that would allow for the issuance of shares of GMO Stock under such plans, in addition to the GGD Stock and GTR Stock already included in such plans. If the amendments are approved by the Genzyme stockholders and the Merger is completed, the Plan will permit the granting of options to purchase GMO Stock to employees. No options to purchase GMO Stock have been granted under the Plan (see Note 3, Division Equity, "Stock Options"). GMO has adopted the disclosure-only alternative for accounting for stock-based employee compensation as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and GMO will disclose pro forma net income and pro forma earnings per share information in the footnotes to the combined financial statements using the fair value based method when employee stock options are granted.

UNCERTAINTIES

     GMO is subject to risks common to companies in the biotechnology industry, including but not limited to, development by GMO or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration.

NOTE 2.  RELATED PARTY TRANSACTIONS

     Genzyme allocates certain corporate general and administrative expenses, research and development expenses and income taxes in accordance with the policies described below. Effective upon completion of the Merger, the Genzyme Board will amend the policies which govern the management of Genzyme General and GTR to include the management of GMO and to add certain new policies governing interdivision transactions. The following policies, with the exception of Interdivision Asset Transfers, may be further modified or rescinded by action of the Genzyme Board, or the Genzyme Board may adopt additional policies, without approval of the stockholders of Genzyme, subject only to the Genzyme Board's fiduciary duty to the Genzyme stockholders, although the Genzyme Board has no present intention to do so.

FINANCIAL MATTERS

     As a matter of policy, the Company manages the financial activities of Genzyme General, GTR and GMO on a centralized basis. These financial activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock. During the period December 1, 1994 (Date of Inception) to March 31, 1997, the Company attributed none of its short-term and long-term debt to GMO based upon the specific purpose for which the debt was incurred and the cash flow requirements of GMO. Accordingly, none of the Company's interest expense has been allocated to GMO. The Company believes this method of allocation to be equitable and a reasonable estimate of such costs as if GMO operated on a stand-alone basis.

     Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the lowest borrowing rate available to Genzyme for a loan with similar terms and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                        A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division. To date no such borrowings have occurred.

SHARED SERVICES

     GMO will operate as a division of Genzyme with its own personnel and financial resources, however, GMO will have access to Genzyme's extensive research and development capabilities, manufacturing facilities, and worldwide clinical development the costs of which are allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate. Genzyme's corporate general and administrative functions are performed primarily by Genzyme General. General and administrative expenses and research and development expenses have been allocated to GMO as if GMO operated on a stand-alone basis. Management believes that such allocation is a reasonable estimate of such expenses.

INCOME TAXES

     GMO is included in the consolidated U.S. federal income tax return filed by Genzyme. Genzyme allocates current and deferred taxes to the Divisions using the asset and liability method of accounting for income taxes and as if the Divisions were separate taxpayers. Accordingly, the realizability of deferred tax assets is assessed at the division level. The sum of the amounts calculated for individual divisions of Genzyme may not equal the consolidated amount under this approach.

     Pursuant to the management and accounting policies adopted by the Genzyme Board, as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to any other division without any compensating payment or allocation. The treatment of such allocation for purposes of earnings per share computation is discussed in
Note 1, "Net Loss Per Share".

ACCESS TO TECHNOLOGY AND KNOW-HOW

     GMO has free access to all technology and know-how of Genzyme that may prove useful in GMO's business, subject to any obligations or limitations applicable to Genzyme. The costs of developing this technology remain in the business unit responsible for its development.

INTERDIVISION ASSET TRANSFERS

     The following policy regarding the transfer of assets between divisions may not be changed by the Genzyme Board without the approval of the holders of Genzyme Tissue Repair Common Stock ("GTR Stock") and the GMO Stock, each voting as a separate class; provided, however, that if a policy change affects GTR or GMO alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

     The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations will be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of the program, the phase of clinical development of the program, the expenses associated with realizing any income from the program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration, in lieu of cash, with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GTR or GMO, the Genzyme Board may elect to account for such reallocation of assets

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


as an increase in Designated Shares representing the division to which such assets are reallocated. Notwithstanding the foregoing, no Key GMO Program, as defined in the management and accounting policies, may be transferred out of GMO without a class vote of the holders of GMO Stock and no Key GTR Program, as defined in the management and accounting policies, may be transferred out of GTR without a class vote of the holders of GTR Stock.

OTHER INTERDIVISION TRANSACTIONS

     From time to time, a division may engage in transactions with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Research and development performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. The division performing the research will not recognize revenue as a result of performing such research. Corporate general and administrative services will be provided by each division to any other division requesting such services on a cost basis. Other interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. Any interdivisional transaction to be performed on terms and conditions other than those previously set forth and that is material to one or more of the participating divisions will require the approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each division.

     If a division (the "Purchasing Division") requires any product or service from which another division (the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to their respective stockholders and that the Purchasing Division is willing to accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

NOTE 3.  DIVISION EQUITY

     The presentation of Division Equity reflects the amounts expended by Genzyme on programs being attributed to GMO and, accordingly, such amounts are reflected as a parent company investment.

     As described in Note 1, "Basis of Presentation", GMO Stock will be created as either a separate class or a separate series of Genzyme Common Stock depending upon whether both the Merger Proposal and the Genzyme Charter Proposal are approved. If the Genzyme stockholders approve the Genzyme Charter Proposal and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal but approve the Merger Proposal and the Merger is completed, the Merger Agreement authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a new class of authorized common stock of Genzyme. In either event, 40 million shares of GMO Stock will be authorized and will have the same voting rights and privileges described below. Of the authorized shares, 4 million will be issued to effect the Merger (see
Note 7, "PharmaGenics Merger"). In addition, 6 million GMO Designated Shares will be created as a result of the Merger.

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


GMO DESIGNATED SHARES

     Pursuant to the Genzyme Charter, if the Charter Proposal or Merger Proposal is approved, GMO Designated Shares are authorized shares of GMO stock which are not issued or outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO. Designated shares are not eligible to receive any GMO dividends, have no liquidation rights and cannot be voted until they are sold, dividended to Genzyme General stockholders or otherwise distributed. GMO Designated Shares may be (i) issued upon the exercise or conversion of outstanding stock options, warrants or securities allocated to Genzyme General as a result of antidilution adjustments required by the terms of such instruments or approved by the Genzyme Board, (ii) distributed as a dividend to the holders of shares of Genzyme General Division Common Stock ("GGD Stock"), or (iii) sold for any valid business purpose, subject to certain restrictions, subject to the following policies regarding annual distributions determined at the sole discretion of the Genzyme Board. An Equity Line providing for the allocation of up to $25 million of cash from Genzyme General to GMO in exchange for GMO Designated Shares was approved by the Board (see "GMO Equity Line").

     If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GMO Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General Convertible Securities and (b) the number of GMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General; provided, however, that if prior to November 30, 1998, Genzyme has completed an initial public offering of GMO Stock (the "GMO IPO"), Genzyme may defer the distribution of GMO Designated Shares provided in this policy until the later of November 30, 1998 or 360 days after the date the GMO IPO was completed.

EXCHANGE OF GMO STOCK

     Genzyme, subject to certain conditions, will have the right to exchange each outstanding share of GMO Stock for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. Following a disposition of all or substantially all assets of GMO, GMO Stock will be subject to mandatory exchange by Genzyme for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. GGD Stock is not subject to exchange.

VOTING RIGHTS

     Holders of GMO Stock will be entitled to 0.25 vote (equal to the ratio of $7.00 to the closing price of one share of GGD Stock as of the date of the Merger Agreement) per share through December 31, 1998. Immediately following consummation of the Merger, holders of GMO Stock will have approximately 1.2% of the voting power of Genzyme. The number of votes to which holders of GMO Stock will be entitled will be adjusted to equal the quotient obtained by dividing (i) the fair market value of one share of GMO Stock by (ii) the fair market value of one share of GGD Stock, on and as of January 1, 1999 and on and as of each January 1 every two years thereafter. If no shares of GGD Stock are outstanding on such date, or if shares of GMO Stock are entitled to vote separately as a series, each share of GMO Stock shall have one vote. Holders of shares of GGD Stock, GTR Stock and GMO Stock vote together as a single series on all matters as to which common stockholders are generally entitled to vote. Except in limited circumstances provided under Massachusetts law and in Genzyme's Restated Articles of Organization, and in the management and

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


accounting policies adopted by the Genzyme Board, holders of common stock of each of the Divisions will have no rights to vote on matters as a separate series. If, when a stockholder vote is taken on any matter as to which a separate vote by either series is not required and the holders of either series of common stock would have more than the number of votes required to approve any such matter, the holders of that series will control the outcome of the vote on that matter.

STOCK OPTIONS

     If the proposed amendments to the Equity Plan are approved and the Merger is completed, 1,500,000 shares of GMO Stock will be authorized for issuance under the Equity Plan. Subsequent to the completion of the PharmaGenics Merger (see Note 7), options under the Equity Plan to purchase GMO Stock will be granted to employees of GMO, to employees of other divisions of Genzyme who will devote a substantial portion of their efforts to GMO and to officers of Genzyme. These options will: (i) have an exercise price equal to the fair market value of GMO Stock on the date of grant, (ii) become exercisable 20% on the Effective Date and 20% on each of the next four anniversaries thereof and (iii) have a term of ten years.

     If the proposed amendments to the Director Stock Option Plan are approved and the Merger is completed, 70,000 shares of GMO Stock will be authorized for issuance under the Director Stock Option Plan. These options, which may be granted to all directors of Genzyme who are not employees of Genzyme, will: (i) have an exercise price of equal to the fair market value of GMO Stock on the date of grant, (ii) be exercisable in full on the date of the grant and (iii) have a term of ten years.

EMPLOYEE STOCK PURCHASE PLAN

     The Genzyme stockholders are being asked to approve an amendments to the existing Genzyme 1990 Employee Stock Purchase Plan that would allow for the issuance of shares of GMO Stock under such plan, in addition to the GGD Stock and GTR Stock already included in such plan. If the amendment is approved, employees will be permitted to purchase GMO shares at 85% the lower of its fair market value on the first day of an offering period or the applicable exercise date. Under this plan 500,000 shares of GMO Stock are authorized, none are issued.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series. The Genzyme Board may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights and privileges of any such series before the issuance of any shares of that series. The Genzyme Board shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

GMO EQUITY LINE

     To assist GMO in financing its operations prior to the consummation of the private placement (see Note 7) or GMO IPO, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for the number of GMO Designated Shares determined by dividing the aggregate of such amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to the Molecular Oncology Division, other than sales pursuant to Genzyme's employee benefit and stock option plans.

NOTE 4.  LICENSE AND DEVELOPMENT AGREEMENTS

     The following rights under Genzyme's agreements with third parties relating to gene therapies for the treatment of cancer are considered research and development programs of GMO.

IMPERIAL CANCER RESEARCH TECHNOLOGY LIMITED

     Genzyme entered into a broad based collaboration with the Imperial Cancer Research Technology Limited ("ICRT"), a wholly-owned subsidiary of the Imperial Cancer Research Fund ("ICRF"), in January 1996 for the purpose of developing cancer gene therapies. Genzyme has committed to provide at total of (pound sterling) 100,000 to ICRF over a two year period under this agreement. Under the agreement, Genzyme also funds a technology manager at the ICRT to identify ICRF gene therapy projects with commercial potential. Genzyme will select specific research projects proposed by ICRF and will receive commercial development rights for these projects in exchange for financial consideration, including research funding and royalties. In conjunction with this Agreement, Genzyme also provides the ICRF with viral and non-viral gene therapy vectors for research use.

NATIONAL CANCER INSTITUTE

     In September 1996, Genzyme entered into a three year Collaborative Research and Development Agreement ("CRADA") with the National Cancer Institute ("NCI") to develop treatments for metastatic melanoma. The CRADA covers the use of adenoviral vectors that incorporate the genes for the proprietary melanoma tumor antigen genes, MART-1 and gp100. Under the agreement, Genzyme provides clinical grade adenoviral vectors and research and development funding to support clinical trials at NCI in exchange for an option to an exclusive license to technology developed under the CRADA. Genzyme has committed to provide a total of $300,000 to NCI over a three year period under the CRADA. Funding provided by Genzyme to NCI under these collaborations was allocated to GMO, and was $25,000 during the year ended December 31, 1996 and $50,000 for the three months ended March 31, 1997.

NOTE 5.  INCOME TAXES

     There was no provision for income taxes due to GMO's operating losses.

     The components of net deferred tax assets were as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1994    1995     1996
                                                              ----    -----   -------
DEFERRED TAX ASSETS:
Net operating loss carryforwards............................  $ 37    $ 501   $ 1,504
Valuation Allowance.........................................   (37)    (501)   (1,504)
                                                              ----    -----   -------
Net deferred tax assets.....................................  $  0    $   0   $     0
                                                              ====    =====   =======

     At the time GMO recognizes these tax assets for generally accepted accounting principles purposes, the resulting deferred tax benefits will be reflected in the tax provision for GMO, however, the benefit of these

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED

deferred tax assets has been previously allocated to Genzyme General and will be reflected as a reduction of net income to determine net income attributable to GMO Stock.

NOTE 6.  BENEFIT PLANS

Genzyme has a domestic employee savings plan under Section 401(k) of the Internal Revenue Code covering substantially all of its domestic employees. The plan allows employees to make contributions up to a specified percentage of their compensation, a portion of which are matched by Genzyme. Genzyme's contributions are allocated to GMO as a component of general and administrative expenses.

NOTE 7.  PHARMAGENICS MERGER

On June 18, 1997, Genzyme amended its articles of organization to (i) redesignate each of Genzyme's then existing classes of common stock as a separate series of a single class of common stock with substantially the same features as the shares of each of Genzyme's then existing classes of common stock and (ii) authorize 150,000,000 shares of undesignated common stock that may be issued from time to time by the Board of Directors of Genzyme ("the Genzyme Board") in one or more series.

On June 18, 1997, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between Genzyme and PharmaGenics, PharmaGenics merged with and into Genzyme ("the Merger"). The Merger was approved by the stockholders of Genzyme at a Special Meeting of Stockholders held on June 12, 1997 and was approved by the stockholders of PharmaGenics at a Special Meeting of Stockholders held June 12, 1997.

Upon completion of the Merger, 40,000,000 shares of common stock were designated as GMO Stock, par value $0.01, leaving 110,000,000 shares available for future designation by the Genzyme Board.

As consideration for the Merger, the stockholders of PharmaGenics received 3,928,572 shares of GMO Stock representing the initial equity interest in GMO. Such number of shares of GMO Stock is subject to reduction prior to delivery of the GMO Stock certificates to such stockholders by (i) the amount that PharmaGenics's expenses in connection with the Merger exceed $1,000,000 and
(ii) payments made or reasonably expected to be made by Genzyme, as of the date the GMO Stock certificates are delivered, to holders of PharmaGenics common stock who have exercised appraisal rights under Delaware law and to holders of PharmaGenics stock who have commenced or threatened (in writing) to commence any action, suit or legal, administrative or arbitration proceeding against either Genzyme or PharmaGenics challenging the Merger or seeking damages in connection with the Merger, as well as any expenses incurred by Genzyme in connection with any such action suit or proceeding, in each case divided by $7.00, the agreed upon value of the GMO Stock. As compensation to Genzyme General for the assets it contributed to GMO, 6,000,000 shares of GMO Stock have been reserved for issuance for the benefit of Genzyme General or its stockholders ("GMO Designated Shares"). The Genzyme Board may issue the GMO Designated Shares as a stock dividend to the holders of Genzyme General Division Common Stock ("GGD Stock") or it may sell such shares in a public or private sale and allocate all of the proceeds to Genzyme General. (See Note 3, Division Equity, "GMO Designated Shares").


ACCOUNTING

     The GMO Stock issued, excluding the effects, if any, of downward adjustments, will be valued at approximately $28.0 million, based on an independent valuation, and the transaction will be accounted for as a purchase. It is anticipated that the purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $2.9 million and assumed liabilities of $3.1 million will be allocated as $1.5 million to the acquired tangible and intangible assets of PharmaGenics based on their respective fair values, $20 million to acquired completed technology rights (to be amortized over 5 years), $7 million to incomplete technology rights acquired, and $4.9 million to Goodwill (to be amortized over 5 years). The nonrecurring charge for in-process technology in the amount of $7 million will be charged to operations in the second quarter of 1997, in the period in which the Merger was consummated.

BEST EFFORTS PRIVATE PLACEMENT

     As a condition to the consummation of the Merger, waivable at Genzyme's discretion, PaineWebber must deliver to Genzyme a commitment letter stating that it will use its best efforts to raise no less than $20

                      GENZYME MOLECULAR ONCOLOGY DIVISION
                         A DEVELOPMENT STAGE ENTERPRISE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996 IS UNAUDITED


million for GMO in a private placement of GMO Stock or securities convertible into GMO Stock or otherwise allocable to GMO to be commenced within 45 days of the effective time of the Merger on terms mutually agreeable to Genzyme and PaineWebber.

COMDISCO WARRANT

     In connection with the Merger, a warrant to purchase certain shares of PharmaGenics Series A Stock has been converted to a warrant to purchase approximately 9,563 shares of GMO Stock (the "Comdisco Warrant") at $8.04 per share expiring in April 2001.

CREDIT FACILITY

     Prior to the Merger, Genzyme made a credit facility (the "Credit Facility") available to PharmaGenics to fund PharmaGenics documented operating costs. Monthly draws against the Credit Facility could be made monthly, up to a maximum amount during December 1996, January 1997, February 1997, March 1997, April 1997 and May 1997 of $250,000, $750,000, $650,000, $450,000, $550,000 and
$550,000, respectively. Amounts not drawn by PharmaGenics in a designated month were available to cover documented expenses in any later month (subject to limitations described below). The maximum amount of monthly draws were subject to downward adjustment based on the amount of the gross revenues received by PharmaGenics in the prior month. An additional draw of $250,000 could be made under the Credit Facility if the SAGE patent licensed by PharmaGenics to Johns Hopkins University ("JHU") issued while the Credit Facility was in effect, provided, however, that such draw would be used by PharmaGenics to fulfill its obligation to JHU. In February, March, and May 1997, PharmaGenics borrowed $1,000,000, $650,000 and $800,000 respectively, under the Credit Facility having provided Genzyme with a projected cash disbursements list of operating costs for the months of February, March, April, and May.

     Amounts advanced under the Credit Facility are evidenced by a Subordinated Convertible Promissory Note which bears interest from the date of each advance at the rate of 8 1/4% per annum and matures on February 10, 2002 (the "Maturity Date"). The Maturity Date could have been accelerated upon the closing of one or more financing transactions resulting in aggregate gross proceeds to PharmaGenics of $10 million, however, as of June 16, 1997, no such transaction had occured. Upon consummation of the Merger, the Note became a liability allocated to GMO, and the outstanding principal amount will be treated as an intracompany loan by Genzyme General to GMO, due on the Maturity Date and convertible at any time prior thereto, at the Genzyme Board's option, into GMO Designated Shares.

                           GENZYME MOLECULAR ONCOLOGY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



OVERVIEW

The purpose of GMO, a division of Genzyme, is to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO seeks to establish collaborations and licensing arrangements where appropriate in order to generate research funding, access complementary technologies, and expand and accelerate development of its product and service portfolio. GMO operates as a division of Genzyme with its own personnel and financial resources and has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing structure on the bases and subject to the conditions set forth in the management and accounting policies governing the operations of and relationships among Genzyme's Divisions. Operations under the existing Genzyme programs that are being combined to form GMO commenced December 1, 1994 (date of inception).

This discussion contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the expectations of GMO's management as of the filing date of this Form 8-K. GMO's actual results could differ materially from those anticipated by the forward-looking statements due to the risks and uncertainties described under the caption "Factors Affecting Future Operating Results". Stockholders and potential investors should consider carefully these risks and uncertainties in evaluating GMO's financial condition and results of operations.


RESULTS OF OPERATIONS

Since the date of inception, research and development functions with respect to development programs which have been attributed to GMO have been provided solely by Genzyme General. In accordance with Genzyme's management and accounting policies, expenses for research and development performed by Genzyme General for GMO are charged to GMO on a cost basis. Genzyme's corporate and general and administrative expenses or other indirect costs are allocated to GMO in a reasonable and consistent manner based on utilization by GMO of the services to which such costs relate. Management believes that such allocation is a reasonable estimate of such expenses.

THREE MONTHS ENDED MARCH 31, 1997 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

No revenues have been earned by GMO since the date of inception. Research and development expenses for the three months ended March 31, 1997 increased 375% to $518,000 from $109,000 in the three months ended March 31, 1996, due primarily to increased cancer research efforts with respect to GMO's drug discovery programs, GMO's internal gene therapy programs and activities related to GMO's collaboration with the Imperial Cancer Research Technology Limited to develop cancer gene therapies and GMO's Collaborative Research and Development Agreement ("CRADA") with the National Cancer Institute ("NCI") to develop treatments for metastatic melanoma.

General and administrative expenses increased $69,000 to $ 89,000 or 173% primarily due to increased administrative support corresponding to growth in GMO's programs.

1996 AS COMPARED TO 1995

Research and development expenses for the year ended December 31, 1996 increased $441,000 to $818,000 or 117% in comparison to the corresponding period in 1995 due primarily to increased cancer research activities with respect to GMO's drug discovery and internal gene therapy programs, GMO's collaboration with the Imperial Cancer Research Technology Limited, which commenced in January 1996, and GMO's CRADA with the NCI.

General and administrative expenses increased 113% to $98,000 in 1996 from $185,000 in 1995 due primarily to the additional administrative services required to support the growth in GMO's research and development programs.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO THE PERIOD DECEMBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

Research and development expenses and general and administrative expenses were $377,000 and $87,000, respectively, for the year ended December 31, 1995 as compared to $29,000 and $8,000, respectively, for the period from the date of inception to December 31, 1994. The increases are due primarily to a full year of operations in 1995 as compared to only one month of operations in 1994.

LIQUIDITY AND FINANCIAL RESOURCES

GMO has historically financed its operations and capital requirements through funding from Genzyme and has not maintained cash or investment balances. Since the date of inception, GMO's principal activity has been to engage in research and development as a development stage enterprise and as such has generated no revenues. GMO has incurred cumulative net losses of $2,131,000 in the period from the date of inception to March 31, 1997. GMO is expected to experience significant operating losses at least through fiscal 2001 as its research and development and clinical trial programs expand. There can be no assurance that GMO will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. In addition, Genzyme's management and accounting policies provide that to the extent GMO is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by GMO will not be carried forward to reduce the taxes allocable to GMO's earnings in the future. This could result in GMO being charged a greater portion of the total corporate tax liability and reporting lower earnings available to GMO stockholders in the future than would have been the case if GMO had retained its losses or other benefits in the form of a net operating loss carryforward.

To assist GMO in financing its operations prior to the consummation of the private placement or GMO IPO, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to dollar-for-dollar reduction as described below by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for the number of GMO Designated Shares determined by dividing the aggregate of such amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced dollar for dollar by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to the Molecular Oncology Division, other than sales pursuant to Genzyme's employee benefit and stock option plans.

Genzyme anticipates that revenues generated from the sale of SAGE services, a high-speed, differential gene identification technology which was acquired in connection with the acquisition of PharmaGenics, SAGE license fees and cash available from Genzyme General pursuant to the Equity Line will be sufficient to fund GMO's operations through April 1998. Significant additional funds will be required to complete the clinical testing and commercialization of GMO's products and services. In this regard, Genzyme has filed a registration statement relating to the GMO IPO with the Securities and Exchange Commission and subject to market conditions, expects to commence the offering as soon as practicable after effectiveness of the registration statement. There can be no assurance, however, that the GMO IPO or any private sale of GMO securities in lieu of the GMO IPO will be completed on favorable terms to GMO or to the existing holders of GMO Stock, if at all.

In addition, GMO's cash requirements may vary materially from those now planned as a result of including progress of GMO's research and development programs, achievement of milestones under strategic alliance arrangements, the ability of GMO to establish and maintain additional strategic alliances and licensing arrangements, the progress of development efforts of GMO's strategic partners, competing technological and marketing developments, the costs involved in enforcing patent claims and other intellectual property rights and the cost and timing of regulatory approvals. Insufficient funds may require GMO to delay, scale back or eliminate certain of its programs or to license to third parties to commercialize technologies or products that GMO would otherwise undertake itself. Such actions may adversely affect the value of the GMO Stock.

FACTORS AFFECTING FUTURE OPERATING RESULTS

GMO's future success will be largely dependent upon its ability to develop, manufacture and market its products under development, in addition to continuing to provide SAGE services which will be acquired upon consummation of the Merger. The majority of the products and services to be included in GMO are in the early stage of development. GMO is subject to risks common to companies in the biotechnology industry, including but not limited to, development by GMO or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration.

SUBSEQUENT EVENT

On June 18, 1997, pursuant to the Merger Agreement, PharmaGenics merged with and into Genzyme. The Merger was approved by the stockholders of Genzyme at a Special Meeting of Stockholders held on June 12, 1997 and was appoved by the stockholders of PharmaGenics at a Special Meeting of Stockholders held June 12, 1997. (See Note 7 "PharmaGenics Merger" to the historical GMO financial statements.)

                           GENZYME MOLECULAR ONCOLOGY
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION:

These unaudited pro forma financial statements and the related notes are presented to give effect to the acquisition of PharmaGenics by Genzyme through the Merger of PharmaGenics with and into Genzyme using shares of GMO Stock (as described in Note 1). Pro forma statements of operations have been presented for GMO assuming that the Merger occurred as of January 1, 1996, using the purchase accounting method. A pro forma balance sheet has been presented for GMO assuming that the Merger occurred as of March 31, 1997. Pro forma financial statements for Genzyme have not been included because the Merger is not considered to have a significant impact on the financial conditions or results of operations of Genzyme. Pro forma financial statements for Genzyme General and GTR have not been included because with respect to Genzyme General, the creation of GMO is not considered to have a material effect and the Merger will have no effect on the financial condition or results of operations of Genzyme General and with respect to GTR, both the creation of GMO and the Merger have no impact on the financial condition and results of operations of GTR.

                           GENZYME MOLECULAR ONCOLOGY
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)



                                                 Historical                                           Pro Forma
                                                 Genzyme           Historical    Pro       Foot-      Genzyme
                                                 Molecular        PharmaGenics,  Forma     note       Molecular
                                                 Oncology             Inc.       Adjs.     Ref.       Oncology
                                                 ---------        -----------    --------  ------     --------
ASSETS
Current assets:
Cash and cash equivalents . . . . . . . . . .    $       -      $        360    $      -              $    360
Accounts receivable . . . . . . . . . . . . .            -               330           -                   330
Prepaid expenses and other current assets . .            -                64           -                    64
                                                 ---------      ------------    --------              --------
Total current assets  . . . . . . . . . . . .            -               754           -                   754

Property, plant & equipment, net  . . . . . .            -               702           -                   702

Intangibles, net  . . . . . . . . . . . . . .            -                 -      20,000     [A]        20,000
Goodwill  . . . . . . . . . . . . . . . . . .            -                 -       4,903     [A]
                                                                                   7,600     [A]        12,503
Other assets  . . . . . . . . . . . . . . . .          363  [B]           40        (363)    [A]            40
                                                 ---------      ------------    --------              --------
  Total assets  . . . . . . . . . . . . . . .    $     363      $      1,496    $ 32,140              $ 33,999
                                                 =========      ============    ========              ========

       LIABILITIES AND
DIVISION/STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses . . . .    $       -      $      1,242    $  2,464     [B]      $  3,706
Due to Genzyme General  . . . . . . . . . . .          363  [B]            -           -                   363
Current portion of capital lease obligations             -               147           -                   147
                                                 ---------      ------------    --------              --------
Total current liabilities . . . . . . . . . .          363             1,389       2,464                 4,216

Long-term capital lease obligations . . . . .            -                21           -                    21
Note payable to Genzyme General . . . . . . .            -             1,662           -                 1,662
Deferred tax liability  . . . . . . . . . . .            -                 -       7,600     [A]         7,600
                                                 ---------      ------------    --------              --------
                                                         -             1,683       7,600                 9,283

Division equity . . . . . . . . . . . . . . .            -                 -      27,500     [A]
                                                                                  (7,000)    [A]
                                                                                   2,131     [D]
                                                                                  (2,131)    [D]        20,500
PharmaGenics, Inc. convertible preferred stock           -                94         (94)    [C]             -
PharmaGenics, Inc. common stock . . . . . . .            -                 5          (5)    [C]             -
Parent Company investment . . . . . . . . . .        2,131                 -      (2,131)    [D]             -
Additional paid-in capital  . . . . . . . . .            -            30,796     (30,796)    [C]             -
Accumulated deficit . . . . . . . . . . . . .       (2,131)          (32,465)      2,131     [D]
                                                                                  32,465     [C]
Deferred Compensation . . . . . . . . . . . .            -                (6)          6     [C]             -
                                                 ---------      ------------    --------              --------
Total division/stockholders' equity . . . . .            -            (1,576)     22,076                20,500
                                                 ---------      ------------    --------              --------
Total liabilities and division/stockholders'
  equity. . . . . . . . . . . . . . . . . . .    $     363      $      1,496    $ 32,140              $ 33,999
                                                 =========      ============    ========              ========



             See notes to unaudited pro forma financial statements.

                          GENZYME MOLECULAR ONCOLOGY
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   Historical                                              Pro Forma
                                                   Genzyme         Historical      Pro          Foot-      Genzyme
                                                   Molecular     PharmaGenics,     Forma        note       Molecular
                                                   Oncology          Inc.          Adjs.        Ref.       Oncology
                                                   --------     --------------     -----        ----       ----------
Revenue:
  Research and development revenue ............       $     -     $    75           $     -         -        $    75
Operating costs and expenses
 General and administrative expenses ..........           109         340                 -                      449
  Research and development expenses ...........           518       1,063                 -                    1,581
  Charge for in-process technology ............             -       4,435                 -                    4,435
  Amortization of intangibles .................             -           -             1,625       [E]          1,625
                                                      -------     -------           -------                  -------
    Total operating expenses ..................           627       5,838             1,625                    8,090
                                                      -------     -------           -------                  -------


Operating loss ................................          (627)     (5,763)           (1,625)                  (8,015)

Other income (expenses):
  Interest income .............................             -           4                 -                        4
  Interest expense ............................             -         (13)                -                      (13)
                                                      -------     -------           -------                 --------

Net loss ......................................       $  (627)    $(5,772)          $(1,625)                $ (8,024)
                                                      =======     =======           =======                 =========

Per PharmaGenics common share:
  Net loss ....................................                   $(12.68)
                                                                  =======

Weighted average shares outstanding ...........                       455              (455)      [F]
                                                                  =======           =======

Per Pro Forma Molecular Oncology Division
  common share:
  Pro forma net loss ..........................                                                             $  (2.04)
                                                                                                            ========
  Pro forma average shares outstanding ........                                       3,929       [G]          3,929
                                                                                    =======                 ========



         See notes to unaudited pro forma financial statements.

                          GENZYME MOLECULAR ONCOLOGY
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   Historical                                            Pro Forma
                                                   Genzyme        Historical       Pro        Foot-      Genzyme
                                                   Molecular    PharmaGenics,      Forma      note       Molecular
                                                   Oncology          Inc.          Adjs.      Ref.       Oncology
                                                   --------     -------------      -----      ----       --------
Revenue:
  Research and development revenue ............       $     -     $ 1,418          $     -        -        $  1,418

Operating costs and expenses
 General and administrative expenses ..........           185       1,756                -                    1,941
  Research and development expenses ...........           818       4,499                -                    5,317
  Amortization of intangibles .................             -           -            6,501     [E]            6,501
                                                      -------     -------          -------                  -------
    Total operating expenses ..................         1,003       6,255            6,501                   13,759
                                                      -------     -------          -------                  -------

Operating loss ................................        (1,003)     (4,837)          (6,501)                 (12,341)

Other income (expenses):
  Interest income .............................             -         120                -                      120
  Interest expense ............................             -         (36)               -                      (36)
                                                      -------     -------          -------                 --------
Net loss ......................................       $(1,003)    $(4,753)         $(6,501)                $(12,257)
                                                      =======     =======          =======                 ========

Per PharmaGenics common share:
  Net loss ....................................                   $(10.49)
                                                                  =======

Weighted average shares outstanding ...........                       453             (453)    [F]
                                                                  =======          =======

Per Pro Forma Molecular Oncology Division
  common share:
  Pro forma net loss ..........................                                                            $  (3.12)
                                                                                                           ========
  Pro forma average shares outstanding ........                                      3,929     [G]            3,929
                                                                                   =======                 ========





            See notes to unaudited pro forma financial statements.

                          GENZYME MOLECULAR ONCOLOGY
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



(1)    COMMENCEMENT OF GMO OPERATIONS AND CREATION OF GMO STOCK

       GMO operations under the existing Genzyme General programs being combined to form GMO commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned.

       On June 18, 1997, Genzyme amended its articles of organization to (i) redesignate each of Genzyme's then existing classes of common stock as a separate series of a single class of common stock with substantially the same features as the shares of each of Genzyme's then existing classes of common stock and (ii) authorize 150,000,000 shares of undesignated common stock that may be issued from time to time by the Genzyme Board in one or more series.

       On June 18, 1997, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between Genzyme and PharmaGenics, PharmaGenics merged with and into Genzyme. The Merger was approved by the stockholders of Genzyme at a Special Meeting of Stockholders held on June 12, 1997 and was approved by the stockholders of PharmaGenics at a Special Meeting of Stockholders held June 12, 1997.

       Upon completion of the Merger, 40,000,000 shares of Genzyme's undesignated common stock were designated as GMO Stock, leaving 110,000,000 shares available for future designation by the Genzyme Board.


 (2)   MERGER CONSIDERATION

       As consideration for the Merger, the stockholders of PharmaGenics received 3,928,572 shares of GMO Stock. Such number of shares is subject to reduction prior to delivery of the GMO Stock certificates to such stockholders by (i) the amount that PharmaGenics's expenses in connection with the Merger exceed $1,000,000 and (ii) payments made or reasonably expected to be made by Genzyme, as of the date the GMO Stock certificates are delivered, to holders of PharmaGenics common stock who have exercised appraisal rights under Delaware law and to holders of PharmaGenics stock who have commenced or threatened (in writing) to commence any action, suit or legal, administrative or arbitration proceeding against either Genzyme or PharmaGenics challenging the Merger or seeking damages in connection with the Merger, as well as any expenses incurred by Genzyme in connection with any such action suit or proceeding, in each case divided by $7.00, the agreed upon value of the GMO Stock. As compensation to the Genzyme General for the assets it contributed to GMO, 6,000,000 shares of GMO Stock have been reserved for issuance for the benefit of Genzyme General or its stockholders ("GMO Designated Shares"). The Genzyme Board may issue the GMO Designated Shares as a stock dividend to the holders of Genzyme General Devision Common Stock ("GGD Stock") or it may sell such shares in a public or private sale and allocate all of the proceeds to Genzyme General.

       The pro forma GMO balance sheet as of March 31, 1997 gives effect to the Merger as of March 31, 1997, using the purchase accounting method and assumes that the GMO Stock issued will be valued at approximately $28 million which was determined through a combination of an independent valuation of the business of PharmaGenics, an internal review of the future market potential for the PharmaGenics programs and a similar review of the programs allocated from Genzyme General to GMO. The allocation of the purchase price is discussed in Note 3A.

                          GENZYME MOLECULAR ONCOLOGY
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



(3)    PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION

   (A) Purchase Price Allocation

       The aggregate purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $2.8 million and assumed liabilities of $3.1 million will be allocated to the acquired tangible and intangible assets based on their estimated respective fair values (amounts in thousands):

     Cash .............................................         $     360
     Accounts receivable-U.S. National Cancer Institute               330
     Prepaid expenses .................................                64
     Property, plant & equipment ......................               702
     Other assets .....................................                40
     Completed technology rights ......................            20,000
     Goodwill (to be amortized over 5 years) ..........            12,503
     Deferred tax liability ...........................            (7,600)
     Charge for incomplete technology .................             7,000
                                                                ---------
                                                                $  33,399
                                                                =========

       The portion of the purchase price to be allocated to technology rights will be allocated as $20 million to completed technology rights and $7 million to in-process technology rights. The charge for in-process technology of $7 million represents the value assigned to PharmaGenics's programs which are still in the development stage and for which there is no alternative use. The value assigned to these programs has been determined by selecting the maximum anticipated value of these programs, as provided by an independent valuation of the PharmaGenics business, based on comparable technologies. The pro forma adjustments to the pro forma statements of operations for the three months ended March 31, 1997 and for the year ended December 31, 1996 do not give effect to the charge for in-process technology in the amount of $7 million which will be charged to operations in June 1997, the period in which the Merger was consummated.

       The deferred tax liability of $7.6 million results from the temporary difference between the book and tax basis of the Completed Technology computed at a 38% incremental tax rate.


(B) The historical GMO other assets balance as of March 31, 1997, consists of approximately $0.4 million of acquisition costs which were paid by Genzyme General on behalf of GMO. The pro forma adjustment in the amount of $2.5 million to accrued expenses reflects the accrual of additional estimated acquisition costs which have not been reflected in the historical balances as of March 31, 1997.


(C) To eliminate PharmaGenics's historical stockholders' deficit amounts totaling $(1.6) million.

                                                             (in thousands)
                                                             -------------
     Convertible preferred stock                                $     94
     Common stock                                                      5
     Additional paid-in capital                                   30,796
     Accumulated deficit                                         (32,465)
     Deferred compensation                                            (6)
                                                                --------
     PharmaGenics's historical stockholders' deficit:           $ (1,576)
                                                                ========


(D) Reclassify GMO's historical Parent Company Investment of $2.1 million and accumulated deficit of $2.1 million to Division equity.

                          GENZYME MOLECULAR ONCOLOGY
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



(E) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                                               Full               Three
                                                                           Assigned            Year               Months
                                                                            Value           Amortization       Amortization
                                                                          -------           ------------       ------------
     Completed Technology (5 year life)                                   $20,000              $4,000             $1,000
     Goodwill (5 year life)                                                12,503               2,501                625
                                                                                               ------             ------
     Pro forma adjustment for amortization of intangibles .                                    $6,501             $1,625
                                                                                               ======             ======


(F)    To eliminate PharmaGenics's weighted average shares outstanding.

(G) The pro forma statements of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 reflect the number of shares issued to effect the acquisition. The number of shares of GMO Stock that the stockholders of PharmaGenics received as merger consideration is subject to reduction prior to delivery of the GMO Stock Certificates to such stockholders by (i) the amount that PharmaGenics's expenses in connection with the Merger exceed $1,000,000 and (ii) payments made or reasonably expected to be made by Genzyme, as of the date the GMO Stock Certificates are delivered, to holders of PharmaGenics common stock who have commenced or threatened (in writing) to commence any action, suit or legal, administrative or arbitration proceeding against either Genzyme or PharmaGenics challenging the Merger or seeking damages in connection with any such action, suit or proceeding, in each case divided by $7.00, the agreed upon value of the GMO Stock.